STEWARDSHIP FINANCIAL CORPORATION

BY-LAWS

(Adopted by Resolution of the Board of Directors on March 18, 2003)

(As Amended on December 27, 2007 and March 30, 2012)

Article I

Meeting of Shareholders

SECTION 1.1 ANNUAL MEETING: The regular annual meeting of the Shareholders shall be held on the Third Tuesday of April of each year, at the principal office of Stewardship Financial Corporation (the “Corporation”), or at such other time and place permissible under the laws of New Jersey as may be determined by the Board of Directors not later than its regular meeting in January of the same year.

The purpose of such annual meeting shall be to elect Directors of the Corporation to serve during the ensuing year and until their respective successors are elected and qualified, and to act upon such other business as shall be referred to the Shareholders by the Board of Directors or legally brought before the meeting by a Shareholder.

SECTION 1.2 SPECIAL MEETINGS: Special meetings of the Shareholders may be called by either the Chairman of the Board of Directors, the Board of Directors, or the holders of not less than One-third (1/3rd) of all shares entitled to vote at the meeting.

SECTION 1.3 NOTICE OF MEETINGS: Written or printed notice stating the place, day and hour of the meeting, and in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by regular mail, by or at the direction of the Chairman of the Board, the Board of Directors or the persons calling the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, with postage prepaid, addressed to the Shareholder at his address as it appears on the stock records of the Corporation, or at his last known address.

SECTION 1.4 NOMINATION AND ELECTION OF DIRECTORS: At any meeting of the Shareholders at which Directors are to be elected, nominations of candidates for election to that office may be made from the floor, provided that each such nomination be verified to be supported by Twenty Per Cent (20%) of all shares issued and outstanding and/or provided further however, that the Chairman of the meeting and/or the Chairman of the Board of Directors may place in nomination those candidates theretofore prior approved for nomination by the Board of Directors.

A candidate shall be elected upon receiving the vote of a majority of the shares represented and voting at the election meeting. Voting upon any contested election shall be by written ballot.

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The Secretary of the meeting shall announce the results of the voting of a majority of the shares represented at the election meeting.

SECTION 1.5 PROXIES: Shareholders may vote at any meeting by proxy. Every proxy shall be in writing, dated and signed by the Shareholder granting the same, shall be valid for only the meeting specified therein, or any adjournment thereof, shall specify one of more proxymen by name, and shall be revocable by the Shareholder granting it at any time prior to its exercise.

SECTION 1.6 QUORUM: Except as may otherwise be required by law, a majority of the voting stock outstanding, represented by Shareholders appearing in person or by proxy, shall constitute a quorum at any meeting of the Shareholders. No business shall be transacted in the absence of a quorum; less than a quorum may adjourn any meeting from time to time, and the meeting so adjourned may be held without further notice. Each Shareholder shall be entitled to one (1) vote for each share of voting stock standing in the name of the Shareholder on the stock books of the corporation.

SECTION 1.7 VOTING GENERALLY: Except as may otherwise be required by law, the Certificate of Incorporation, or these By-Laws, a majority of the votes cast at any Shareholders' meeting shall decide every issue.

SECTION 1.8 VOTING RIGHTS: The persons entitled to receive notice of and to vote at any Shareholders' meeting shall be determined from the records of the Corporation on the date of mailing of the notice or on such other date not more than sixty (60) nor less than ten (10) days before such meeting as shall be fixed in advance by the Board of Directors.

ARTICLE II

Directors

SECTION 2.1 NUMBER AND QUALIFICATIONS: The Board of Directors shall consist of not less than five (5) and not more than fifteen (15) Shareholders, meeting the requirements of the Laws of New Jersey for the office of Director, elected as herein provided. Promptly upon his election, each Director shall qualify by signing the oath of office required by Law. The Board of Directors, by resolution, shall determine the number of directors. The Majority of the members of the Board of Directors shall, as per the definition detailed hereinafter in Article III, sub-paragraph 3.2A consist of Independent Directors.

SECTION 2.2 POWERS OF BOARD OF DIRECTORS: Subject only to limitations or requirements of Law, and to any action duly and validly taken by the Stockholders, and these By-Laws, the Board of Directors (hereinafter called the “Board”) shall have full power to manage and administer the business and its affairs and shall be vested with and have full power to exercise the corporate powers or the Corporation.

SECTION 2.3 MEETINGS OF THE BOARD: The Board shall meet as promptly as may be practicable, but in no event more than thirty (30) days after the annual meeting of the stockholders, for the purpose of organizing itself, and electing and appointing officers, for the

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ensuing year. This meeting shall be held with and as part of the regular meeting of the Board following the Annual Meeting of the Corporation.

Regular meetings of the Board shall be held without notice on the 3rd Tuesday of each month at the Principal Office of the Corporation, or at such other time and place as the Board may, from time to time, set by resolution.

Special meetings of the Board may be called at any time by either the Chairman, the President, or any three (3) directors, upon not less than two (2) days notice to the members of the Board (by mail, facsimile, telephone, email or direct personal communication) of the time and place of such meeting.

If any regular or special meeting date shall be a non-business day, such meeting shall be held on the next succeeding business day, or if such day is not convenient to the Directors, on such later day as may be fixed by the Chairman of the Board with the same notice as that described in the preceding paragraphs.

SECTION 2.4 QUORUM: A majority of the whole Board shall constitute a quorum at any meeting of the Board. No business may be transacted in the absence of a quorum; less than a quorum may adjourn any meeting from time to time, and such adjourned meeting may be held without further Notice being given.

SECTION 2.5 VACANCIES:

a.	A vacancy in the Board of Directors shall exist upon the death, resignation or removal of any director.

b.	Vacancies in the Board of Directors may be filled by a majority of the remaining Board of Directors, or even by a sole remaining director. Each director so elected shall hold office for the balance of the unexpired term of his predecessor and until his successor is elected and qualified for office.

c.	The Shareholders may at any validly called meeting elect a director to fill any vacancy not filled by the Board of Directors.

d.	If the Board of Directors accepts the resignation of a director which is tendered to take effect at a future time, a successor may be prior elected to take office when the resignation becomes effective.

SECTION 2.6 TERM OF OFFICE: Directors will be elected to serve for a term of three (3) years and until their successors are duly elected and qualified. The board shall be divided, as nearly as reasonably possible, into three (3) classes, and each director shall be elected to serve terms of three (3) years. The Board of Directors shall not be classified into more than three (3) separate and distinct classes of directors, and each director's particular term of office may not exceed three years. In full accordance with these by-laws, a director may be re-nominated and/or re-elected to the Board of Directors. The Board of Directors may, at any regularly scheduled or special meeting called specifically for that purpose, fill any vacancy.

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SECTION 2.7 RETIREMENT OF DIRECTORS: No person who has attained the age of seventy-two (72) years shall be eligible to thereafter be nominated by the Board of Directors and/or its Nominating and Governance Committee, or to stand for election to the Board of Directors; each director who shall attain the age of seventy-two (72) years while in office need not retire until the expiration of his then current full term of office. Said Director shall then thereafter be ineligible for re-nomination or re-election to the Board. Provided however these age restrictions aforesaid shall not affect, nor in any way, at any time, apply to any of those particular members of the Board of Directors then serving as directors of Atlantic Stewardship Bank, a wholly-owned subsidiary of the Corporation, on December 18,1989.

SECTION 2.8 COMPENSATION: By resolution of the Board of Directors the outside directors may be paid a fee and/or expenses, if any, for attendance at each meeting of the Board of Directors, and may also be paid a fixed sum for attendance at each committee meeting or a stated salary as (outside) director. No such payments shall prevent any director from serving the Corporation in any other capacity and receiving compensations therefore. There may be established, at the sole discretion and option of the Board of Directors. to be utilized on a case by case basis, the purely honorary position of Director Emeritus, without a vote and without privilege of attendance at a board meeting for those members of the Board of Directors that have honorably retired from said Board.

SECTION 2.9 ELIGIBILITY: A person is not eligible to serve as a director of the Corporation if he or she: (1) is under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year; or (2) is a person against whom a federal or state bank regulatory agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal; or (3) has been found either by any federal or state regulatory agency whose decision is final and not subject to appeal or by a court to have: (A) breached a fiduciary duty involving personal profit, or (B) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or has been issued any final cease and desist order by a banking, securities commodities or insurance regulatory agency; or (4) who has been nominated by a person who would be ineligible to serve as a director of this Corporation under any foregoing provision of this section, or (5) who is in default regarding any loan payments and/or obligations of any type to this institution.

ARTICLE III

Committees

SECTION 3.1 EXECUTIVE COMMITTEE: There shall be an Executive Committee, the duties and responsibilities of which shall be:

a.	To review, investigate, consider and make recommendations to the Board with respect to major matters of policy and such other matters as the Executive Committee, in its sole and absolute discretion shall deem appropriate for consideration.

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b.	To exercise, when the Board is not in session, all the lawfully delegable powers of the Board in the management and conduct of the operation and affairs of the Corporation, including, but not limited to, the promotion, assignment and compensation of, and the selection and assignment of descriptive, functional, or other titles to officers, the granting of signing authority to personnel, the investment in securities, approval of loans to Directors, officers, and employees; the committee shall not have the authority of the Board in amending the Articles of Incorporation, amending of these By-Laws, adopting a plan of merger or consolidation, or of recommending action directly to the stockholders.

c.	Its members shall consist of the President of this Corporation, the Chairman of the Board of Directors, the Vice-Chairman of the Board of Directors, the Secretary of the Board of Directors, and the Corporation General Counsel; so long as they each be, then-currently-serving, Members of the Board of Directors of this Corporation. In addition, at the discretion of the Board of Directors, one additional member of the board may be appointed to the Executive Committee to serve for a one-year term. The Executive Committee may at its discretion engage such independent counsel and other advisers as it deems necessary.

d.	The Executive Committee shall meet regularly, on such days and times as shall be fixed by resolution of the Committee. Special meetings of the committee shall be called at the request of any member of the committee and shall be held upon such notice as is required by these By-Laws for special meetings of the Board of Directors, provided that any actual notice shall be sufficient if received not later than two days preceding the day of the meeting.

e.	The Chairman of the Board of Directors shall preside at all meeting of the Executive Committee. Minutes of the meeting will be taken by the appointed secretary. The acts and recommendations of the committee shall be reported to the Board of Directors and any action taken by the committee with respect thereto shall be recorded in the minutes of the Board. A majority of the committee shall be necessary to constitute a quorum and the act of a majority of the members present at a meeting at which a quorum is present shall be the act of the committee.

f.	To discharge such other duties and responsibilities as may be assigned to it by the Board of Directors.

SECTION 3.2A AUDIT COMMITTEE: The audit committee shall be comprised of three or more directors, all of whom shall be Independent in accordance with Section 301 of the Sarbanes-Oxley Act of 2002, and to the extent possible, shall include a financial expert as defined in Section 407 of the Sarbanes-Oxley Act of 2002. The members of the audit committee shall be elected by the Board of Directors at the first regular meeting of the Board of Directors following the annual meeting of stockholders and shall serve until their successors shall be duly elected and qualified, subject to the bylaws of the Corporation. Unless a chairman of the audit committee is elected by the full Board of Directors, the members of the audit committee may designate a chairman thereof by majority vote of the full audit committee membership. All members of the audit committee shall

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have an understanding of the Corporation's business services and a working familiarity with basic finance and accounting practices.

SECTION 3.2B: The audit committee shall adopt and review annually a Charter outlining its purpose, composition, responsibilities and duties. Such Charter shall include pre-approval of audit and non-auditing services of certified public accountants, and responsibility for investigating "whistleblower" complaints. The audit committee Charter shall be reviewed and approved by the full Board of Directors upon recommendation by the Audit Committee.

SECTION 3.2C: The Corporation's Audit Committee Charter, as independently adopted and as may be revised from time to time, is incorporated herein by reference.

SECTION 3.3 TRUST COMMITTEE: If and when the Corporation is qualified and empowered to conduct trust business there shall be a Trust Committee appointed annually by the Board of Directors and to consist of not less that five (5) directors of this Corporation, a majority of whom shall be Independent Directors (as per definition in Article III, sub-paragraph 3.2A) of this Corporation, the duties and responsibilities of which Committee shall be to review the acts of the Trust Investment Committee and other Trust Department Committees, to inquire into the affairs and activities of the Trust Department to such extent as it shall deem advisable, and to report to the Board any matter which the Committee believes should be brought to the Board's attention.

The Trust Committee shall meet at such intervals as it shall deem appropriate, but not less often than quarterly.

SECTION 3.4 ALL COMMITTEES: The Chairman of the Board of Directors, with the advice and consent of the Executive Committee at any regular or specially called Executive Committee meeting may appoint, from time to time from among its own members, other committees for such purposes and with such powers and duties as the Board may determine. These committees may include, but shall not necessarily be limited to: a loan committee, a personnel committee, a site selection committee, a nominating and governance committee, an investment committee a Board of Directors and Business Development Board Search Committee, and a compliance committee. The Chairman and the President are to be ex-officio members of all committees, and when in attendance at meetings, shall have the right of a vote; the Audit Committee, the Nominating and Governance Committee, the Trust Committee, (if any), and the Compensation Committee shall be entirely composed of "independent" Directors (see Section 3.2A for definition of “independent”).

SECTION 3.5 INDEPENDENT DIRECTORS COMMITTEE: Independent Directors shall meet as often as necessary to fulfill their responsibilities, including in Executive Session without the pressure or attendance of non-independent Directors and management; at least annually.

ARTICLE IV

Officers

SECTION 4.1 CHAIRMAN OF THE BOARD: The Board of Directors may elect one of its members to be Chairman of the Board. The Chairman shall preside at all meetings of the Board of Directors and of the Shareholders.

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SECTION 4.2 THE VICE-CHAIRMAN OF THE BOARD: The Board of Directors may elect one of its members to be the Vice-Chairman of the Board. In the absence of the Chairman, the Vice-Chairman shall preside at all meetings of the Board of Directors and of the Shareholders.

SECTION 4.3 PRESIDENT:

a.	the President shall be subject to the control of the Board of Directors, and shall have the general supervision of the business affairs of the Corporation and shall, unless the Board shall designate another to the office, be the Chief Executive Officer of the Corporation with the duties and responsibilities customarily pertaining to that office.

b.	The President shall be an ex-officio member of all standing committees except the Audit Committee, the Nominating and Governance Committee, the Trust Committee and the Compensation Committee. He shall, however, promptly assist these Committees in any such manner as they may request.

c.	The President shall, at the annual meeting of Shareholders, make an annual report on the business and fiscal affairs of the Corporation, and make such recommendations as he deems proper.

d.	The President shall preside at meetings in the absence of the Chairman and Vice-Chairman.

SECTION 4A EXECUTIVE VICE-PRESIDENT: The Board of Directors may appoint one or more Executive Vice-Presidents, one of whom shall be designated to perform all duties of the President in the absence of the President. Each Executive Vice-President shall have such powers and duties as may be assigned to him by the Board of Directors.

SECTION 4.5 SECRETARY: The Board of Directors shall appoint a Secretary of the Corporation, who, shall serve as Secretary of the Board and who shall oversee the keeping and preservation of accurate minutes and records of all meetings. The Secretary shall oversee the giving of all notices required by these By-Laws to be given; shall be the custodian of the corporate seal, records documents and papers of the Corporation. The Secretary shall have and exercise any and all powers and duties pertaining, by law, regulation, or practice, to the office of Secretary or those imposed by these By-Laws and shall perform such other duties as may be assigned by the Board of Directors.

SECTION 4.6 EXECUTIVE OFFICERS: The President and such other officers as shall be designated by the Board of Directors, shall be the Executive Officers of the Corporation.

SECTION 4.7 OTHER OFFICERS: The Board of Directors may appoint such other officers as it shall deem necessary for the proper conduct of the operations and affairs of the Corporation and as such may assign to them such titles, authorities, duties, and responsibilities as it shall deem advisable.

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SECTION 4.8 CLERK AND AGENTS: Subject to the authority of the Board of Directors, the Chief Executive Officer or any other officer of the Corporation, authorized by him to do so, may appoint and dismiss any and all clerks, agents and employees necessary for the conduct of the business of the Corporation; and prescribe, their duties and the condition of their employment and fix their compensation.

SECTION 4.9 TENURE OF OFFICE: Any officer who is a member of the Board of Directors shall hold his office at the pleasure of the Board of Directors. Any vacancy in any such office by reason of resignation, disqualification, removal or death may be filled by the Board of Directors. All other officers shall hold office at the pleasure of the Board.

SECTION 4.10 REMOVAL: Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors, with or without cause, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

SECTION 4.11 RESIGNATION: Any officer may resign at any time by giving written notice to the President, or the Director of Personnel. Any such resignation shall take effect upon receipt of such notice or at any later time specified therein.

SECTION 4.12 COMPENSATION: The compensation of all the officers of the Corporation shall be fixed by the Board of Directors.

ARTICLE V

Certificates and Transfer of Shares

SECTION 5.1 CERTIFICATES; UNCERTIFICATED SHARES: The shares of the Corporation shall be represented by certificates, or shall be uncertificated shares that may be evidenced by a book entry system maintained by the registrar of such shares, or a combination of both, in each case as shall be approved by the Board of Directors. Certificates for the Corporation's capital stock shall be in such form as required by law and as approved by the Board. Each certificate shall be signed in the name of the Corporation by the Chairman, if any, or the President or any Vice President and by the Secretary, the Treasurer or any Assistant Secretary or any Assistant Treasurer and shall bear the seal of the Corporation or a facsimile thereof. If any certificate is countersigned by a transfer agent or registered by a registrar, other than the Corporation or its employees, the signature of any officer of the Corporation may be a facsimile signature. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature was placed on any certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued nevertheless by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

SECTION 5.2 TRANSFER ON BOOKS: Upon surrender to the Corporation of a certificate for shares duly endorsed or accompanied by proper statutory evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled by corporate covenant thereto, cancel the old certificate and record the transaction upon its books.

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SECTION 5.3 LOST STOLEN or DESTROYED CERTIFICATES: In the event a certificate is represented to be lost, stolen or destroyed, a new certificate shall be issued in place thereof upon such proof of the loss, theft or destruction and upon the giving of such bond or other security as may be required by the Board of Directors.

SECTION 5A TRANSFER AGENTS AND REGISTRARS: The Board of Directors may from time to time appoint one or more transfer agents and one or more registrars for the shares of the Corporation who shall have such powers and duties as the Board of Directors shall specify.

SECTION 5.5 CLOSING STOCK TRANSFER BOOKS: The Board of Directors may close the transfer books for a period not exceeding sixty (60) days nor less than ten (10) days preceding any annual or special meeting of the Shareholders or the day appointed for the payment of a dividend.

ARTICLE VI

Corporate Seal

SECTION 6 CORPORATF SEAL: Any Executive Officer or any other Officer designated by the Board of Directors, shall have authority to affix the corporate seal to any document requiring such seal, and to attest to the same. Such seal shall be substantially as imprinted adjacent:

ARTICLE VII

Miscellaneous Provisions

SECTION 7.1 FISCAL YEAR: The fiscal year of the Corporation shall be the calendar year.

SECTION 7.2 EXECUTION OF INSTRUMENTS: All agreements, indentures, deeds of trust, mortgages, deeds, titles, conveyances, assignments, transfers, security agreements, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, checks, drafts, letters of credit, bills of exchange, stock certificates, certified checks, certificates of deposits, affidavits, bonds, undertakings, signature guarantees, proxies, charges to deposit accounts, bank ledger entries, and other instrument or documents may be made, signed, executed, acknowledged, verified, delivered or accepted in behalf of the Corporation by any Executive Officer. Any such instruments may also be executed, acknowledged, verified, delivered, or accepted in behalf of the Corporation by such other officers of employees as the Board of Directors may from time to time by resolution authorize.

Except as otherwise limited by the Board of Directors, every Executive Officer shall have the power and authority severally and without the signature of any other officer or agent, to vote any and all bonds, or stocks, execute consent to reorganizations, modification agreement and compromises, with respect to any bonds or stock owned or held by this Corporation either in its own right or in trust, as an agent for another, or with respect to any agreements securing the same. Every Executive Officer shall have the power and authority to transfer, convert, endorse, sell, assign, set over and deliver any and all shares of stock, bonds, debentures, of indebtedness, or other securities now or hereafter standing in the name of this Corporation, whether owned by

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this Corporation or held by it under the corporate seal of this Corporation, any and all written instruments of assignment and transfer necessary or proper to effectuate such authority. Any officer or employee of the Corporation other than an Executive Officer shall have like duties and powers only when he shall receive express authority from the Board of Directors to act.

SECTION 7.3 PURPOSE: The object and purpose for which this Corporation is organized is to operate a viable business through which members of the Atlantic Stewardship Bank Community bear witness to Jesus Christ. We believe that Jesus Christ is Lord, that God raised Him from the dead and that He will enable us in unity and oneness of spirit to carry out this purpose

SECTION 7.4 STEWARDSHIP TITHE: The Corporation shall be a tithing Corporation which means that, prior to taxes, the net profit of this Corporation, after regulatory organizational and operating expenses and necessary capital requirements are met, its taxable income computed without regard to: (1) the deduction for contributions, (2) the deduction for dividends received, (3) and net operating loss carry-back, and, (4) any capital loss carry-forward, directs that an aggregate gift of ten percent (10%) of the corporate net profit shall be paid by the Corporation to U.S. Internal Revenue Service approved, not-for-profit, religious, educational, charitable, and/or evangelical religious recipients (other than particular churches or particular church denominations) as determined by the Beard of Directors, guided by the Stockholders. This tithing is done in gratitude to God for so great a salvation, recognizing that all that we have belongs to Him, in the ultimate sense.

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